Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES FOURTH QUARTER AND FISCAL 2008 RESULTS
Southampton, PA, June 9, 2008 — Environmental Tectonics Corporation (AMEX:ETC) (“ETC” or the “Company”) today announced that on May 29, 2008 it filed Quarterly Reports on Form 10-Q for the fiscal quarters ended May 25, 2007, August 24, 2007 and November 24, 2007 and its Annual Report on Form 10-K for the fiscal year ended February 29, 2008. These reports included restated financial results for fiscal year 2007, which ended February 23, 2007. The reader is encouraged to read these reports in conjunction with this press release on the Company’s financial results as these reports include important background information on the Company for the relevant fiscal periods.
Fiscal fourth quarter ended February 29, 2008
     For the fiscal fourth quarter of fiscal 2008, ETC had a net loss of $3,102,000, or $(0.37) per share (diluted) versus a net loss of $2,896,000 or $(0.33) per share (diluted) for the corresponding period of fiscal 2007. Sales for the fourth quarter of fiscal 2008 were $7,435,000, as compared to $3,797,000 for the fourth quarter of fiscal 2007, an increase of $3,638,000, or 95.8%. The increase primarily reflected favorable performance in sales of most product groups in ETC Southampton, most notably (in dollar volume and percentage increase) environmental (up $1,379,000, 210.9%) and pilot training systems (up $1,272,000, 103.7%). Environmental performance reflected testing systems produced for a domestic automobile manufacturer while the increase in pilot training systems was approximately equally split between U.S. Government and international contracts.
     Gross profit for the fourth quarter of fiscal 2008 increased $2,053,000, or 539.6%, representing the sales increase coupled with a 33.6 percentage point increase in the rate as a percentage of sales. The gross profit dollar increase reflected the aforementioned impact of increased sales and corresponding gross profit in ETC Southampton and the reversal from a negative to a positive gross profit in the Company’s Polish subsidiary, ETC-PZL. The increase in the rate as a percentage of sales resulted from favorable gross profit rates for most product groups in ETC Southampton when compared to fiscal 2007.
     Operating loss for the fourth quarter of fiscal 2008 was $2,490,000 versus a loss of $2,737,000 for the prior period reflecting the aforementioned improvement in gross profit which was nearly offset by additional legal and claims expenses related to the issue with the U.S. Navy (see ETC’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008) and asset impairment expense related to the carrying value of the Company’s Polish subsidiary.
Fiscal year ended February 29, 2008
     For fiscal 2008, ETC had a net loss of $13,895,000 or $(1.61) per share (diluted) versus a net loss of $11,944,000 or $(1.35) per share (diluted) in fiscal 2007, an increase in net loss of $1,951,000 or 16.3%. Total sales were $22,730,000, an increase of $5,311,000 or 30.5% from fiscal 2007. The increase primarily reflected favorable domestic performance and to a lesser extent increased U.S. Government sales which were only partially offset by reduced international sales. All product lines reflected favorable performance except pilot training systems and simulation.
     Geographically, domestic sales were $13,478,000, up $7,466,000, or 124.2%, from fiscal 2007, and represented 59.3% of total sales, up from 34.5% in fiscal 2007, reflecting favorable performance in all product categories except aircrew training systems and simulation. Percentage increases ranged from approximately 45% for sterilizers and parts and service to approximately 70% for environmental and hyperbaric. U.S. Government sales increased $1,242,000, or 211.9%, from the prior fiscal year reflecting contracted research work on two Tactical Aircraft Configuration Modules (TacModules). U.S. Government sales represented 8.0% of total sales, up from 3.4% in fiscal 2007. International sales, including those in the Company’s foreign subsidiaries, were $7,424,000, down $3,397,000, or 31.4%, from the prior fiscal period and represented 32.7% of total sales, down from 62.1% in fiscal 2007, primarily representing decreases in ETC Southampton. All product categories except service and replacement parts evidenced decreases, most significantly in dollar volume aircrew training systems (down $1,899,000 or 24.5%) and sterilizers (down $1,138,000 or 82.8%). Aircrew training systems in the prior period benefited from a gyro-lab sale in Japan, while sterilizers in the prior period benefited from two large contract sales in Australia.
     Gross profit for fiscal 2008 increased by $2,175,000, or 105.0%, from fiscal 2007, reflecting the favorable sales performance and resulting gross profit. Additionally, a favorable product and contract mix resulted in an increase in the gross profit rate as a percent of sales to 18.7% for fiscal 2008 versus 11.9% for fiscal 2007. Significantly favorable margin rates were seen in the hyperbaric, aircrew training systems and sterilizer product lines.

     Operating loss in fiscal 2008 was $12,043,000 versus an operating loss of $10,936,000 in fiscal 2007, an increase in operating loss of $1,107,000, or 10.1%. The increase in operating loss resulted primarily from increased selling, general and administrative expenses, claim settlement and impairment costs which were only partially offset by the higher sales level and resulting increased gross profit. Selling and administrative expenses increased $2,084,000, or 22.1%, from fiscal 2007. The increase primarily reflected higher claim and legal expenses resulting from the settlement with the U.S. Navy (see ETC’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008) and additional bad debt expense related to the Company’s outstanding litigation. A net impairment charge of $455,000 was recorded as the remaining goodwill related to the Company’s fiscal 1999 purchase of ETC-PZL was charged to operations.
Selected Financial Data
(thousands, except share and
per share information)

	Fiscal Quarter Ended (unaudited)		Fiscal Year Ended
	Feb. 29, 2008	Feb. 23, 2007	Feb. 29, 2008	Feb. 23, 2007*
Sales	$7,435	$3,797	$22,730	$17,419

Gross profit (loss)	1,586	(467)	4,246	2,071

Operating loss	(2,490)	(2,737)	(12,043)	(10,936)

Pre-tax loss	(3,060)	(3,009)	(13,861)	(12,029)

Minority interest	5	(23)	(3)	8

Net loss	$(3,102)	$(2,896)	$(13,895)	$(11,944)

Preferred stock dividends	(250)	(90)	(661)	(259)

Loss applicable to common shareholders	$(3,352)	$(2,986)	$(14,556)	$(12,203)

Loss per share

Basic	$(0.37)	$(0.33)	$(1.61)	$(1.35)

Average shares	9,034,000	9,028,000	9,030,000	9,030,000

Diluted	$(0.37)	$(0.33)	$(1.61)	$(1.35)

Average shares	9,034,000	9,028,000	9,030,000	9,030,000

*	restated
     ETC designs, develops, installs and maintains aircrew training systems, disaster simulation systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems and entertainment products for domestic and international customers.
     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
     These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to, (i) the proposed acquisition of the Company by H.F. Lenfest, a member of ETC’s Board of Directors and a significant shareholder, (ii) the potential delisting of the Company’s common stock from the American Stock Exchange as a result of the Company’s failure to comply with the AMEX listing standards, (iii) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (iv) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (v) statements of future economic performance, (vi) statements of assumptions and other statements about the Company or its business, (vii) statements made about the possible outcomes of litigation involving the Company, including our outstanding litigation with Disney; (viii) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (ix) statements preceded by, followed by or that include the words, “may,” “could,” “should,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors. Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008, in the section entitled “Risks Particular to Our Business.” Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.
     The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
Contact: Duane D. Deaner, CFO     Tel: 215-355-9100   (ext. 1203)     Fax: 215-357-4000
ETC — Internet Home Page:     http://www.etcusa.com